Principal National Life Insurance Company

Schedule I - Summary of Investments - Other than Investments in Related Parties As of December 31, 2010

Amount at Which
Shown in the
Statement of
Type of investment	Cost	Value	Financial Position
(In Thousands)
Fixed maturities, available-for-sale:
U.S. Treasury securities and obligations of U.S.
Government corporations and agencies	$ 18,305.9	$ 18,516.4	$ 18,516.4
States, municipalities and political subdivisions	-	-	-
Non-U.S governments	-	-	-
Public utilities	-	-	-
Convertibles and bonds with warrants attached	-	-	-
Redeemable preferred	-	-	-
All other corporate bonds	-	-	-
Residential mortgage-backed securities	-	-	-
Commercial mortgage-backed securities	-	-	-
Collaterialized debt obligations	-	-	-
Other debt obligations	-	-	-
Total fixed maturities, available for sale	18,305.9	18,516.4	18,516.4

Fixed maturities, trading	-	-	-

Equity securities, available-for-sale
Common stocks:
Banks, trust and insurance companies	-	-	-
Public utilities	-	-	-
Industrial, miscellaneous and all other	-	-	-
Non-redeemable preferred stock	-	-	-
Total equity securities, available-for-sale	-	-	-

Equity securities, trading	-	-	-

Mortgage loans	-	XXXX	-

Real estate, net:
Real estate acquired in satisfaction of debt	-	XXXX	-
Other real estate	-	XXXX	-

Policy loans	1,323.7	1,486.9	1,323.7
Other investments	-	XXXX	-

Total investments	$ 19,629.6	XXXX	$ 19,840.1

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12/06/2011 10:21 AM